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                   [CommerceFirst Bancorp, Inc. logo omitted]

                                  PRESS RELEASE
                             FOR IMMEDIATE RELEASE:


Contact:  Richard J. Morgan
          President and Chief Executive Officer
          (410) 280-6695

        COMMERCEFIRST BANCORP ANNOUNCES PRICING AND SALE OF COMMON STOCK

         Annapolis Maryland, February 22, 2005 - CommerceFirst Bancorp, Inc. ("CMFB"), the bank holding company for CommerceFirst Bank, announced the sale by the Company of 806,333 shares of its common stock at $10.50 per share in a best efforts underwritten offering conducted by McKinnon & Company, Inc. The offering was priced on February 22, 2005. The Company also announced the completion of its rights offering of shares of its common stock to shareholders of record on December 9, 2004 on the basis of one additional share of common stock for each
4.69 shares held on the record date. All 175,000 shares offered in the rights offering were sold, at the rights offering price of $10.50 per share. The offerings are expected to close on or about February 28, 2005. The Company intends to use the proceeds of the offering in its lending and investment activities and for other general corporate purposes.

         The Company's common stock is currently traded on the over-the-counter bulletin board. In connection with the offerings, the Company's application to have the common stock listed for trading on the Nasdaq SmallCap Market under the symbol "CMFB" has been approved. It is expected that the first day of trading on the Nasdaq SmallCap Market will be March 1, 2005.

         This press release is not an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer, solicitation or sale will be made only by means of the final prospectus. Copies of the prospectus may be obtained by contacting: McKinnon & Company, Inc, 555 Main Street, Norfolk, Virginia 23510,
(757) 623-4636.

Forward Looking Statements. This press release includes forward looking statements within the meaning of Section 21(e) of the Securities Exchange Act of 1934. These statements are based on the Company's current expectations and estimates as to prospective events and circumstances that may or may not be in the Company's control and as to which there can be no firm assurances given. These forward looking statements are subject to risks and uncertainties; there can be no assurance that any of these forward looking statements may prove to be correct and actual results may differ materially. These risks and uncertainties include, but are not limited to, the risks related to the Company's ability to complete the underwritten public offering registration.